ZenaTech Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newley Registered Securities
Fees Previously Paid
Fees to Be Paid
Fees to Be Paid
Fees to Be Paid

Carry Forward Securities
Equity		Shares of Common Stock	457(f)(2)			$ 7,100,900	0.00014760	1,048(1)
		Total Fees Previously Paid						0
		Total Fee Offsets						0
		Net Fee Due						$ 1,048

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, by analogy to Rule 457(f)(2), based on the book value of the common stock the registrant registers, calculated from its unaudited balance sheet as at September 30, 2023. Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).